Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information sets forth selected pro forma consolidated financial information for WillScot Corporation (the “Company,” “WillScot” or “we,” “us,” or “our”) for the year ended December 31, 2017 and the six months ended June 30, 2018 and is derived from and should be read in conjunction with, the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 10-K”), the consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (the “Q2 2018 10-Q”), and ModSpace Holdings, Inc.’s (“ModSpace”) historical consolidated financial statements included as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed on July 24, 2018 and ModSpace’s historical consolidated financial statements included as Exhibit 99.1 and Exhibit 99.2 to our Current Report on Form 8-K/A filed on September 17, 2018.

On August 15, 2018, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 21, 2018, by and among WillScot Corporation, a Delaware corporation (the “Company”), the Company’s newly-formed acquisition subsidiary, Mason Merger Sub, Inc., a Delaware corporation (“Merger Sub”), ModSpace, and NANOMA LLC, solely in its capacity as the representative of the Holders (as defined therein), Merger Sub merged with and into ModSpace (the “Merger”) with ModSpace as the surviving entity in the Merger and continuing as an indirect subsidiary of the Company (the “ModSpace Acquisition”). The unaudited pro forma condensed combined financial information set forth below has been prepared to reflect adjustments to our financial condition and results of operations to give effect to the following items:

i.                  the consummation of the ModSpace Acquisition, including our issuance of shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock (the “ModSpace Warrants”) to the sellers of ModSpace;

ii.               the Financing Transactions (as defined and discussed below),

iii.            the effects of the acquisition of Acton Mobile Holdings, LLC (“Acton”), which closed on December 20, 2017 (the “Acton Acquisition”);

iv.           the effects of the business combination of Double Eagle Acquisition Corp. and Williams Scotsman International, Inc., which we completed on November 29, 2017 (the “Business Combination”), on the historical capital structure; and

v.              Transaction costs incurred in connection with the ModSpace Acquisition and Financing Transactions.

As referred to above, the “Financing Transactions” includes:

•                    our issuance of 9,200,000 shares of our Common Stock in an underwritten public offering at $16.00 per share (the “Equity Offering”);

•                    the entry by our indirect subsidiary, Williams Scotsman International, Inc. (“WSII”) and certain of its subsidiaries into amendments (the “Amended ABL Facility”) to the ABL Credit Agreement, dated as of November 29, 2017 (the “ABL Facility”) among WSII, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent and collateral agent. The Amended ABL Facility became effective upon the closing of the ModSpace Acquisition and increased borrowing capacity under the ABL Facility from $600 million to $1.425 billion, with an accordion feature allowing aggregate borrowing capacity of up to $1.8 billion. As of the closing date of the ModSpace Acquisition, we have total borrowings of $841.1 million under the ABL Facility;

•                    WSII’s issuance of $300 million in aggregate principal amount of senior secured notes (the “Secured Notes”) to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) (the “Secured Notes Offering”); and

•                    WSII’s issuance of $200 million in aggregate principal amount of senior unsecured notes (the “Unsecured Notes”) in a private placement transaction (the “Unsecured Financing”).

We refer to the entry into the Amended ABL Facility and the amounts funded thereunder, the Secured Notes Offering and the Unsecured Financing collectively as the “Other Financing Transactions.” We refer to the Equity

Offering and the Other Financing Transactions collectively as the “Financing Transactions.” We refer to the ModSpace Acquisition, the Acton Acquisition, the Business Combination and the Financing Transactions collectively as the “Transactions.”

In connection with our entry into the Merger Agreement and pursuant to an amended and restated commitment letter (as amended, the “ABL/Bridge Debt Commitment Letter”), dated July 5, 2018, by and among Bank of America, N.A., Deutsche Bank AG New York Branch, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG and ING Capital LLC (collectively, with certain of their respective affiliates, the “Lenders”) and us, as amended, the Lenders provided (i) an incremental ABL loan facility in an aggregate principal amount of up to $825.0 million); (ii) a senior secured bridge loan facility in an aggregate principal amount of up to $285.6 million) (the “Secured Bridge Facility”); and (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $326.4 million) (the “Unsecured Bridge Facility”), on the terms and subject to the conditions set forth in the ABL/Bridge Debt Commitment Letter, to fund a portion of the cash consideration for the ModSpace Acquisition and to pay related fees and expenses. We did not make any borrowings under the Unsecured Bridge Facility or the Secured Bridge Facility.

In connection with our entry into the Merger Agreement on July 31, 2018, a wholly-owned subsidiary of WSII, Mason Finance Sub, Inc. (“Finance Sub”), entered into a purchase agreement with certain financial institutions under which the initial purchasers agreed to purchase $300.0 million in aggregate principal amount of 6.875% senior secured notes due 2023 (the “2023 Secured Notes”) to be issued by Finance Sub. On August 6, 2018, Finance Sub closed the private placement and the initial purchasers deposited $300.0 million of gross offering proceeds into an escrow account. Upon consummation of the ModSpace Acquisition and the satisfaction of other conditions, the escrowed proceeds were released to fund a portion of the cash consideration payable by WSII in the ModSpace Acquisition and to pay related fees and expenses. Upon the closing the ModSpace Acquisition, Finance Sub merged with and into WSII, with WSII continuing as the surviving corporation, and WSII assumed the obligations of Finance Sub under the 2023 Secured Notes and the indenture governing the notes. The 2023 Secured Notes mature on August 15, 2023. The notes bear interest at a rate of 6.875% per annum, payable semi-annually on February 15 and August 15 of each year beginning February 15, 2019.

In connection with our entry into the Merger Agreement and pursuant to a commitment letter (the “Unsecured Debt Commitment Letter”), dated July 24, 2018, by and among AlbaCore Capital LLP, Canyon Value Realization Fund, L.P. (collectively, with certain of their respective affiliated or managed funds or accounts, the “Unsecured Lenders”) and us, the Unsecured Lenders purchased senior unsecured notes (the “Unsecured Notes”) in an aggregate principal amount of $200.0 million, on the terms and subject to the conditions set forth in the Unsecured Debt Commitment Letter, to fund a portion of the cash consideration for the ModSpace Acquisition and to pay related fees and expenses. The Unsecured Notes will mature on November 15, 2023. The Unsecured Notes will bear interest at a rate of 10.0% per annum if paid in cash (or if paid in kind, 11.5% per annum) for any interest period ending on or prior to February 15, 2021, increasing thereafter to 12.5% per annum with no paid in kind option, in each case payable semi-annually on February 15 and August 15 of each year beginning February 15, 2019. The Unsecured Notes are WSII’s general unsecured obligations and rank pari passu in right of payment with all of WSII’s existing and future senior indebtedness, effectively junior to all of WSII’s existing and future secured indebtedness, including the Amended ABL Facility, WSII’s existing 7.875% senior secured notes due 2022 (the “2022 Notes”) and the Secured Notes, to the extent of the value of the collateral securing such indebtedness, and senior in right of payment to any of WSII’s future unsecured subordinated indebtedness.

In connection with the Other Financing Transactions and the ModSpace Acquisition, we and the Lenders entered into three amendments to the credit agreement governing our ABL loan facility to effectuate, among other things, (i) the amendments contemplated by the ABL/Bridge Debt Commitment Letter, (ii) the syndication of the upsized ABL loan facility, and (iii) the closing of the ModSpace Acquisition, including the release of escrowed proceeds from the Secured Notes Offering and Unsecured Financing for purposes of funding the cash consideration payable in the Merger and transaction costs related thereto.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WillScot, Acton and ModSpace described below. Our fiscal year is different than ModSpace’s historical fiscal year. Our fiscal year ends on December 31, while ModSpace’s historical fiscal year ends on September 30. In preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, certain historical financial information for ModSpace was reclassed to align with WillScot’s annual reporting period. To adjust the historical operating results of ModSpace’s September fiscal year, we added the operating results for the three months ended December 31, 2017 (Successor), and subtracted the operating results for the three months ended December 31, 2016 (Predecessor) from the year ended September 30, 2017 for ModSpace Statement of Operations, to arrive at the reclassed statement of operations for the twelve months ended December 31, 2017 for ModSpace. To derive the historical operating results of ModSpace for the six months ended June 30, 2018, we subtracted the operating results for the three months ended December 31, 2017 (Successor) from the nine months ended June 30, 2018 for ModSpace Statement of Operations as filed in our Current Report on Form 8-K/A on September 17, 2018, to arrive at the reclassed statement of operations for the six months ended June 30, 2018. The ModSpace operating results for the three months ended December 31, 2017 are derived from the historical unaudited interim financial statements of ModSpace included in our Current Report on Form 8-K filed on July 24, 2018. The three month period was derived by taking the ModSpace historical unaudited statement of operations for the six month ended March 31, 2017, and subtracting the three months ended March 31, 2017. In addition, certain reclassifications were made to the reported financial information of ModSpace to conform to the reporting classifications of WillScot.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines:

•                    the audited historical consolidated statement of operations of Willscot for the year ended December 31, 2017;

•                    the reclassed unaudited historical consolidated statement of operations of ModSpace for the twelve months ended December 31, 2017; and

•                    the unaudited historical consolidated statement of operations of Acton for the period from January 1, 2017 to December 20, 2017.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 combines:

•                    the unaudited historical consolidated statement of operations of WillScot for the six months ended June 30, 2018 (historical statements include Acton operating results as it was a wholly owned subsidiary of WillScot during this period); and

•                    the reclassed unaudited historical consolidated statement of operations of ModSpace for the six months ended June 30, 2018.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines:

•                    the unaudited historical consolidated balance sheet of WillScot as of June 30, 2018 (historical statements include Acton as it was a wholly owned subsidiary of WillScot during this period); and

•                    the unaudited historical consolidated balance sheet of ModSpace as of June 30, 2018.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is based on, derived from, and should be read in conjunction with, our historical audited financial statements as set forth in our 2017 10-K. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is also based on, derived from, and reclassed from ModSpace’s historical audited financial statements for the fiscal year ended September 30, 2017 and should be read in conjunction with ModSpace’s historical audited financial statements included in our Current Report on Form 8-K filed on July 24, 2018, as adjusted to conform to our calendar year end. The unaudited pro forma condensed statement of operations for the year ended December 31, 2017 does not include the operating results of Tyson Onsite (“Tyson”), which we acquired on January 3, 2018.

Our balance sheet as of June 30, 2018 and our statement of operations for the six months ended June 30, 2018 is based on, derived from, and should be read in conjunction with, our historical unaudited financial statements, included in our 10-Q for the quarter ended June 30, 2018.  ModSpace’s balance sheet as of June 30, 2018 and statement of operations for the six months ended June 30, 2018 is based on, and derived from, ModSpace’s historical unaudited financial statements, and should be read in conjunction with, ModSpace’s historical unaudited financial statements for the six months ended March 31, 2018 and the nine months ended June 30, 2018, included in our Current Report on Form 8-K filed on July 24, 2018 and our Current Report on Form 8-K/A filed on September 17, 2018, respectively.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, and the six months ended June 30, 2018 assume that the Transactions occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 assumes that the Transactions occurred on June 30, 2018. The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated consolidated financial position or future results of operations of the combined company. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any expected cost savings or restructuring actions which may be achievable or which may occur subsequent to the ModSpace Acquisition, or the costs to achieve these cost savings or restructuring actions. The pro forma financial information also does not include the impact of any non-recurring activity and one-time transaction-related costs. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions related thereto, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. Please see note 4 below for further discussion of the pro forma adjustment.

The ModSpace Acquisition will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standard Codification No. 805, “Business Combinations,” (“ASC 805”) and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Under ASC 805, the Company values assets acquired and liabilities assumed in a business combination at their fair values as of the acquisition date. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions by management, including estimating future cash flows, and developing appropriate discount rates. Under ASC 805, transaction costs are not included as a component of consideration transferred, and are expensed as incurred. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the ModSpace Acquisition. The purchase price allocation is subject to completion of the Company’s final analysis of the fair value of the assets and liabilities of ModSpace as of the effective date of the ModSpace Acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary. Adjustments to the preliminary purchase price allocation could be material. The Company believes the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions using currently available data.

This unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.  The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations would actually have been if the Transactions had occurred on the dates indicated nor do they purport to project the Company’s results of operations for any future period.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(In thousands)

	Historical WillScot as of June 30, 2018	Equity Offering Adjustments		Pro Forma As Adjusted	Historical ModSpace reclassed as of June 30, 2018 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$8,181	$139,625	(3k)	$147,806	$151	$(1,069,474	)(3a)	$947,142	(3j)	$25,625
Trade receivables, net of allowance for doubtful accounts	104,013	—		104,013	79,053	—		—		183,066
Inventories	9,829	—		9,829	9,712	—		—		19,541
Prepaid expenses and other current assets	14,137	—		14,137	6,534	—		—		20,671
Total current assets	136,160	139,625		275,785	95,450	(1,069,474)		947,142		248,903

Rental equipment, net	1,075,040	—		1,075,040	845,969	—	(3b)	—		1,921,009
Property, plant and equipment, net	82,361	—		82,361	122,975	—	(3b)	—		205,336
Goodwill	33,570	—		33,570	—	243,400	(3c)	—		276,970
Intangible assets, net	125,864	—		125,864	12,649	(718	)(3d)	—		137,795
Other non-current assets	4,038	—		4,038	—	—		—		4,038
Total long-term assets	1,320,873	—		1,320,873	981,593	242,682		—		2,545,148
Total assets	$1,457,033	$139,625		$1,596,658	$1,077,043	$(826,792)		$947,142		$2,794,051

Liabilities
Accounts payable	58,370	—		58,370	8,441	—		—		66,811
Accrued liabilities	45,606	—		45,606	31,862	37,956	(3e)	—		115,424
Accrued interest	1,802	—		1,802	2,210	(2,210	)(3f)	—		1,802
Deferred revenue and customer deposits	50,382	—		50,382	23,716	—		—		74,098
Current portion of long-term debt	1,883	—		1,883	446,747	(446,747	)(3f)	—		1,883
Total current liabilities	158,043	—		158,043	512,976	(411,001)		—		260,018

Long-term debt	684,641	—		684,641	56,426	(56,426	)(3f)	947,142	(3j)	1,631,783
Deferred tax liabilities	111,924	—		111,924	45,402	(8,712	)(3g)	—		148,614
Deferred revenue and customer deposits	6,696	—		6,696	—	—		—		6,696
Other non-current liabilities	19,109	—		19,109	—	—		—		19,109
Long-term liabilities	822,370	—		822,370	101,828	(65,138)		947,142		1,806,202
Total liabilities	980,413	—		980,413	614,804	(476,139)		947,142		2,066,220

Commitments and Contingencies
Class A common Stock	8	1	(3k)	9	292	(291	)(3h)	—		10
Class B common stock	1	—		1	—	—		—		1
Additional paid-in-capital	2,123,101	139,624	(3k)	2,262,725	450,993	(317,552	)(3h)	—		2,396,166
Accumulated other comprehensive loss	(54,417)	—		(54,417)	422	(422	)(3h)	—		(54,417)
Accumulated deficit	(1,640,230)	—		(1,640,230)	10,532	(39,961	)(3h)	—		(1,669,659)
Total shareholders’ equity	428,463	139,625		568,088	462,239	(358,226)		—		672,101
Non-controlling interest	48,157	—		48,157	—	7,573	(3i)	—		55,730
Total equity	476,620	139,625		616,245	462,239	(350,653)		—		727,831
Total liabilities and invested equity	$1,457,033	$139,625		$1,596,658	$1,077,043	$(826,792)		$947,142		$2,794,051

See notes to unaudited pro forma condensed combined balance sheet.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR SIX MONTHS ENDED JUNE 30, 2018

(In thousands, except loss per share data)

	Historical WillScot for the six months ended June 30, 2018	ModSpace reclassed for the six months ended of June 30, 2018 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$198,511	$136,911	$—		$—		$335,422
Modular delivery and installation	57,663	55,977	—		—		113,640
Sales:
New units	12,664	21,770	—		—		34,434
Rental units	6,246	16,259	—		—		22,505
Total revenues	275,084	230,917	—		—		506,001

Costs:
Cost of leasing and services:
Modular leasing	54,291	35,314	—		—		89,605
Modular delivery and installation	55,648	45,168	—		—		100,816
Cost of sales:
New units	8,691	16,630	—		—		25,321
Rental units	3,578	10,727	—		—		14,305
Depreciation of rental equipment	47,315	24,134	—		—		71,449
Gross profit	105,561	98,944	—		—		204,505

Expenses:
Selling, general and administrative	92,948	72,839	—		—		165,787
Other depreciation and amortization	4,006	5,559	1,000	(4a)	—		10,565
Impairment losses on goodwill	—	—	—		—		—
Restructuring costs	1,077	2,432	—		—		3,509
Currency (gains) losses, net	1,596	—	—		—		1,596
Other (income) expense, net	(4,419)	(1,822)	—		—		(6,241)
Operating income (loss)	10,353	19,936	(1,000)		—		29,289
Interest expense	23,874	15,933	—		21,391	(4d)	61,198
Interest income	—	—	—		—		—
Income (loss) from continuing operations before income tax	(13,521)	4,003	(1,000)		(21,391)		(31,909)
Income tax expense (benefit)	(7,065)	572	(258	)(4b)	(5,519	)(4e)	(12,270)
Income (loss) from continuing operations	(6,456)	3,431	(742)		(15,872)		(19,639)
Income (loss) from discontinued operations, net of tax	—	—	—		—		—
Net income (loss)	(6,456)	3,431	(742)		(15,872)		(19,639)
Less net loss attributable to non-controlling interest, net of tax	(505)	—	(1,257	)(4c)	—		(1,762)
Total income (loss) loss attributable to WSC	$(5,951)	$3,431	$515		$(15,872)		$(17,877)

Historical per share information
Net loss per share attributable to WSC - basic and diluted (4f)
Continuing operations	$(0.08)						$—

Weighted average shares
Basic and diluted	77,814,456						—

Pro forma loss per share data (4f)
Pro forma net loss per share	$(0.07)						$(0.19)

Pro forma weighted average shares
Basic and diluted	87,014,456						95,472,956

See notes to unaudited pro forma condensed combined statement of operations.

WILLSCOT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands, except loss per share data)

	Historical WillScot for			Historical Acton from				Historical ModSpace (Reclassed)
	the twelve months ended December 31, 2017	Business Combination Adjustment		January 1, 2017 to December 20, 2017	Acton Acquisition Adjustment		Pro Forma As Adjusted	January 1, 2017 to March 2, 2017 (Predecessor)	March 3, 2017 to December 31, 2017 (Successor)	ModSpace Acquisition Adjustments		Other Financing Transaction Adjustments		Pro Forma Combined
Revenues:
Leasing and service revenue:
Modular leasing	$297,821	$—		$47,091	$—		$344,912	$41,493	$209,237	$—		$—		$595,642
Modular delivery and installation	89,850	—		38,460	—		128,310	16,961	95,547	—		—		240,818
Sales:
New units	36,371	—		4,869	—		41,240	7,924	40,402	—		—		89,566
Rental units	21,900	—		3,493	—		25,393	4,405	27,510	—		—		57,308
Total revenues	445,942	—		93,913	—		539,855	70,783	372,696	—		—		983,334

Costs:
Cost of leasing and services:
Modular leasing	83,588	—		16,152	—		99,740	11,414	61,347	—		—		172,501
Modular delivery and installation	85,477	—		22,394	—		107,871	14,652	78,511	—		—		201,034
Cost of sales:
New units	26,025	—		3,733	—		29,758	6,445	31,676	—		—		67,879
Rental units	12,643	—		1,633	—		14,276	3,356	19,346	—		—		36,978
Depreciation of rental equipment	72,639	—		12,438	5,664	(6a)	90,741	10,808	41,678	—		—		143,227
Gross profit	165,570	—		37,563	(5,664)		197,469	24,108	140,138	—		—		361,715

Expenses:
Selling, general and administrative	162,351	—		33,157	(5,410	)(6b)(6c)	190,098	18,209	101,304	—		—		309,611
Other depreciation and amortization	8,653	—		2,608	374	(6d)	11,635	1,383	8,158	2,000	(4a)	—		23,176
Impairment losses on goodwill	60,743	—		—	—		60,743	—	—	—		—		60,743
Restructuring costs	2,196	—		—	—		2,196	3,164	3,939	—		—		9,299
Currency (gains) losses, net	(12,878)	10,830	(5a)	—	—		(2,048)	—	—	—		—		(2,048)
Other (income) expense, net	2,827	—		—	—		2,827	(227)	3,522	—		—		6,122
Loss on reorganization items, net	—	—		—	—		—	92,450	—	—		—		92,450
Operating income (loss)	(58,322)	(10,830)		1,798	(628)		(67,982)	(90,871)	23,215	(2,000)		—		(137,638)
Interest expense	119,308	(77,373	)(5b)	5,049	4,199	(6e)	51,183	15,275	25,137	—		33,694	(4d)	125,289
Interest income	(12,232)	12,177	(5b)	—	—		(55)	—	—	—		—		(55)
Income (loss) from continuing operations before income tax	(165,398)	54,366		(3,251)	(4,827)		(119,110)	(106,146)	(1,922)	(2,000)		(33,694)		(262,872)
Income tax expense (benefit)	(936)	14,026	(5c)	—	(2,084	)(6f)	11,006	(9,516)	(9,023)	(516	)(4b)	(8,693	)(4e)	(16,742)
Income (loss) from continuing operations	(164,462)	40,340		(3,251)	(2,743)		(130,116)	(96,630)	7,101	(1,484)		(25,001)		(246,130)
Income (loss) from discontinued operations, net of tax	14,650	—		—	—		14,650	—	—	—		—		14,650
Net income (loss)	(149,812)	40,340		(3,251)	(2,743)		(115,466)	(96,630)	7,101	(1,484)		(25,001)		(231,480)
Less net loss attributable to non-controlling interest, net of tax	(2,110)	—		—	—		(2,110)	—	—	(19,971	)(4c)	—		(22,081)
Total income (loss) loss attributable to WSC	$(147,702)	$40,340		$(3,251)	$(2,743)		$(113,356)	$(96,630)	$7,101	$18,487		$(25,001)		$(209,399)

Net loss per share attributable to WSC - basic and diluted (4f)
Continuing operations	$(8.21)						$(1.77)							$(2.49)

Weighted Average Shares
Basic and diluted	19,760,189	52,459,585					72,219,774							—
Total pro forma shares outstanding	—	—					—							89,878,274

See notes to unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1. ModSpace Acquisition

On August 15, 2018, pursuant to the terms of the Merger Agreement dated as of June 21, 2018, we completed the ModSpace Acquisition. Subject to adjustments contemplated by the Merger Agreement, including a net working capital adjustment, the aggregate consideration paid to the sellers of ModSpace in connection with the ModSpace Acquisition consisted of (i) $1,063,750 in cash (the “Cash Consideration”), (ii) 6,458,500 shares of the Company’s Common Stock (the “Common Stock Consideration”), (iii) warrants to purchase an aggregate of 10,000,000 shares of the Company’s Common Stock at an exercise price of $15.50 per share (the “ModSpace Warrants”), and (iv) $5,724 in cash net working capital paid to seller.

The following table summarizes the components of the estimated total purchase price included in the pro forma condensed combined financial statements as if the acquisition had been completed on June 30, 2018:

Cash Consideration, net of cash acquired	$1,063,750
Fair value of the Common Stock Consideration (assumes a per share price on Nasdaq of $15.78 on August 15, 2018)	101,915
Fair value of the ModSpace Warrants (1)	39,100
Working capital adjustment paid to seller	5,724
Estimated total purchase price	$1,210,489

(1)         Fair value of the ModSpace Warrants was preliminarily determined utilizing a Black-Scholes model resulting in a $3.91 per warrant fair value. The warrant fair value determination is preliminary, subject to management’s final determination and based on the Company’s Common Stock per share closing price on NASDAQ of $15.78 on August 15, 2018.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under the provisions of ASC 805 and was based on the historical financial information of WillScot and ModSpace. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets to be acquired based on their estimated fair values as of the date the acquisition is consummated. Such fair values are based on available information and certain assumptions that we believe are reasonable. Management has made a preliminary allocation of the estimated purchase price to the tangible (including rental equipment) and intangible assets to be acquired and liabilities to be assumed based on various preliminary estimates. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the ModSpace Acquisition. Fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. The results of the final allocation could be materially different from the preliminary allocation set forth in these unaudited pro forma condensed combined financial statements, including but not limited to, the allocations related to identifiable intangible assets, rental equipment, property, plant and equipment, inventories, deferred taxes, goodwill, other depreciation and amortization, interest expense and income taxes:

Under the Merger Agreement, certain assets and liabilities will not transfer to us. Accordingly, pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet to exclude these net liabilities from the purchase price allocation of the acquired business:

Accrued Interest	2,210
Current Portion of Long-Term Debt	446,747
Long Term Debt	56,426
Net Liabilities not Acquired	$505,383

The following table summarizes the preliminary purchase price allocation. ModSpace emerged from bankruptcy in March 2017 applying fresh start accounting which resulted in a revaluing of its balance sheet at the time. Based on preliminary valuation procedures which are subject to completion upon the closing, limited fair value adjustments were identified given the close proximity to the application of fresh start accounting. The table reflects the allocation of fair value as if the ModSpace Acquisition had been completed on June 30, 2018:

Purchase Price	$1,210,489
Cash and cash equivalents	151
Trade receivable, net	79,053
Inventories	9,712
Prepaid expenses and other current assets	6,534
Rental equipment	845,969
Property, plant and equipment, net	122,975
Other intangibles	11,931
Total identifiable assets acquired	1,076,325
Accounts payable	8,441
Accrued liabilities	31,862
Deferred revenue and customer deposits	23,716
Deferred tax liabilities, net	45,217
Total liabilities assumed	109,236
Total Pro Forma Goodwill	$243,400

2. Accounting Policies and Reclassifications

During the preparation of these unaudited pro forma condensed combined financial statements, we made a preliminary assessment as to any material differences between the Company’s accounting policies and ModSpace’s accounting policies. These unaudited pro forma condensed combined financial statements do not adjust for or assume any material differences in accounting policies between us and ModSpace. An assessment of the Acton accounting policies was done in conjunction with the Acton Acquisition. No material differences between our accounting policies and the Acton accounting policies were noted and the Acton results for the period from January 1, 2017 to December 20, 2017 do not adjust for or assume any material differences in accounting policies between us and Acton.

Following the ModSpace Acquisition, ModSpace will conform to the Company’s accounting policies and financial statement presentation classifications.  We will also be evaluating areas of operations in which ModSpace had an accounting policy for which we do not have an accounting policy. For these matters we will make an accounting policy election post transaction close, as appropriate, to reflect any material changes in operating practices.

Financial information presented in the “Historical ModSpace” column in the unaudited pro forma condensed combined balance sheet and statement of operations has been reclassified to conform to the Company’s historical presentation as follows (all numbers are stated in thousands unless explicitly stated):

Historical ModSpace Balance Sheet As of June 30, 2018

	Historical ModSpace as of June 30, 2018	Historical ModSpace as reclassed as of June 30, 2018
Assets
Cash and cash equivalents	$151	$151
Trade receivables	—	79,053
Inventories	—	9,712
Accounts receivable, net of allowance for doubtful accounts	79,053	—
Lease receivables, net of allowance for doubtful accounts	1,335	—
Prepaid expenses and other current assets	14,911	6,534
Total current assets	95,450	95,450

Rental equipment, net	845,298	845,969
Property, plant and equipment, net	—	122,975
Other property and equipment, net	122,975	—
Other assets	—	—
Goodwill	—	—
Intangible assets, net	12,649	12,649
Goodwill and other intangibles	—	—
Other non-current assets	671	—
Total long-term assets	981,593	981,593
Total assets	1,077,043	1,077,043

Liabilities
Accounts payable	8,441	8,441
Accrued liabilities	—	31,862
Accrued expenses	39,780	—
Accrued interest	—	2,210
Deferred revenue and customer deposits	—	23,716
Advance rents	18,008	—
Current portion of long-term debt	—	446,747
Current portion of term loans	6,726	—
Asset based revolver	440,021	—
Total current liabilities	512,976	512,976

Long-term debt	—	56,426
Term loans	56,426	—
Deferred tax liabilities	—	45,402
Deferred income taxes	45,402	—
Long-term liabilities	101,828	101,828
Total Liabilities	614,804	614,804

Commitments and contingencies
Class A common stock	—	292
Common stock	292	—
Additional paid-in capital	446,023	450,993
Successor additional paid-in-capital	—	—
Warrants	4,970	—
Accumulated other comprehensive income (loss)	422	422
Accumulated deficit	—	10,532
Retained earnings	10,532	—
Total shareholder’s equity	462,239	462,239
Total liabilities and equity	$1,077,043	$1,077,043

Historical ModSpace Statement of Operations for the Six Months Ended June 30, 2018

	Historical ModSpace for the nine months ended June 30, 2018	Historical ModSpace as reclassed for the nine months ended June 30, 2018 [A]	Historical ModSpace for the three months ended December 31, 2017	Historical ModSpace as reclassed for the three months ended December 31, 2017 [B]	Historical ModSpace as reclassed for the six months ended June 30, 2018 [A] - [B]
Revenues:

Modular leasing	$—	$202,886	$—	$65,975	$136,911
Modular delivery and installation	—	80,294	—	24,317	55,977
Leasing	194,496	—	63,728	—	—
Sales:
New units	29,465	30,427	8,573	8,657	21,770
Rental units	—	25,389	—	9,130	16,259
Lease units	25,389	—	9,130	—	—
Delivery, installation and site services	89,699	—	26,682	—	—
Total revenues	339,049	338,996	108,113	108,079	230,917

Costs:
Cost of leasing and services:					—
Modular leasing	—	52,707	—	17,393	35,314
Modular delivery and installation	—	65,008	—	19,840	45,168
Delivery, installation and site services	65,748	—	19,970	—	—
Cost of sales:
New units	23,424	23,630	6,960	7,000	16,630
Rental units	—	16,731	—	6,004	10,727
Lease units	16,731	—	6,004	—	—
Depreciation of rental equipment	—	36,001	—	11,867	24,134
Depreciation	36,001	—	11,867	—	—
Maintenance and other	65,800	—	20,531	—	—
Gross Profit	131,345	144,919	42,781	45,975	98,944

Expenses:
Selling, general and administrative	98,285	105,412	32,089	32,573	72,839
Other depreciation and amortization	—	8,281	—	2,722	5,559
Other (income) expense, net	—	(1,834)	—	(12)	(1,822)
Restructuring costs	4,649	4,649	2,217	2,217	2,432
Operating income (loss)	28,411	28,411	8,475	8,475	19,936

Interest expense	—	23,554	—	7,621	15,933
Interest, including amortization of deferred financing costs	23,554	—	7,621	—	—
Income (loss) from continuing operations before income tax	4,857	4,857	854	854	4,003
Income tax expense (benefit)	(4,617)	(4,617)	(5,189)	(5,189)	572
Income (loss) from continuing operations	9,474	9,474	6,043	6,043	3,431
Income (loss) from discontinued operations, net of tax	—	—	—	—	—
Net Income (loss)	9,474	9,474	6,043	6,043	3,431
Less net loss attributable to non-controlling interest, net of tax	—	—	—	—	—
Total income (loss) attributable to WSC	$9,474	$9,474	$6,043	$6,043	$3,431

Historical ModSpace Statement of Operations for the Year Ended December 31, 2017

	Historical ModSpace from March 3, 2017 to September 30, 2017 (Successor)	Historical ModSpace as reclassed from March 3, 2017 to September 30, 2017 (Successor) [A]	Historical ModSpace from October 1, 2017 to December 31, 2017 (Successor)	Historical ModSpace as reclassed from October 1, 2017 to December 31, 2017 (Successor) [B]	Historical ModSpace as reclassed from March 3, 2017 to December 31, 2017 (Successor) [A] + [B]	Historical ModSpace from January 1, 2017 to March 2, 2017 (Predecessor)	Historical ModSpace as reclassed from January 1, 2017 to March 2, 2017 (Predecessor) [C]
Revenues:
Leasing and service revenues:
Modular leasing	$—	$143,262	$—	$65,975	$209,237	$—	$41,493
Modular delivery and installation	—	71,230	—	24,317	95,547	—	16,961
Leasing	134,521	—	63,728	—	—	39,110	—
Sales:	—	—	—	—	—	—	—
New units	31,788	31,745	8,573	8,657	40,402	7,944	7,924
Rental units	—	18,380	—	9,130	27,510	—	4,405
Lease units	18,380	—	9,130	—	—	4,405	—
Delivery, installation and removal	79,924	—	26,682	—	—	19,307	—
Total revenues	264,613	264,617	108,113	108,079	372,696	70,766	70,783

Costs:
Cost of leasing and services:
Modular leasing	—	43,954	—	17,393	61,347	—	11,414
Modular delivery and installation	—	58,671	—	19,840	78,511	—	14,652
Delivery, installation and removal	59,643	—	19,970	—	—	14,941	—
Cost of sales:	—	—	—	—	—	—	—
New units	24,724	24,676	6,960	7,000	31,676	6,445	6,445
Rental units	—	13,342	—	6,004	19,346	—	3,356
Lease units	13,342	—	6,004	—	—	3,356	—
Depreciation of rental equipment	—	29,811	—	11,867	41,678	—	10,808
Depreciation	29,811	—	11,867	—	—	10,808	—
Maintenance and other	49,763	—	20,531	—	—	14,181	—
Gross Profit	87,330	94,163	42,781	45,975	140,138	21,035	24,108

Expenses:
Selling, general and administrative	70,868	68,731	32,089	32,573	101,304	16,292	18,209
Other depreciation and amortization	—	5,436	—	2,722	8,158	—	1,383
Impairment losses on goodwill	—	—	—	—	—	—	—
Goodwill impairment charge	—	—	—	—	—	—	—
Currency (gains) losses, net	—	—	—	—	—	—	—
Other (income) expense, net	—	3,534	—	(12)	3,522	—	(227)
Restructuring costs	1,722	1,722	2,217	2,217	3,939	3,164	3,164
Loss on reorganization items, net	—	—	—	—	—	92,450	92,450
Operating income (loss)	14,740	14,740	8,475	8,475	23,215	(90,871)	(90,871)

Interest expense	—	17,516	—	7,621	25,137	—	15,275
Interest income	—	—	—	—	—	—	—
Interest, including amortization of deferred financing costs	17,516	—	7,621	—	—	15,275	—
Income (loss) from continuing operations before income tax	(2,776)	(2,776)	854	854	(1,922)	(106,146)	(106,146)
Income tax expense (benefit)	(3,834)	(3,834)	(5,189)	(5,189)	(9,023)	(9,516)	(9,516)
Income (loss) from continuing operations	1,058	1,058	6,043	6,043	7,101	(96,630)	(96,630)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net income (loss)	1,058	1,058	6,043	6,043	7,101	(96,630)	(96,630)
Less net loss attributable to non-controlling interest, net of tax	—	—	—	—	—	—	—
Total income (loss) attributable to WSC	$1,058	$1,058	$6,043	$6,043	$7,101	$(96,630)	$(96,630)

Historical Acton Statement of Operations for the Year Ended December 31, 2017

Financial information presented in the “Historical Acton” column in the unaudited condensed statement of operations has been reclassified to conform to the Company’s historical presentation as follows (all numbers are stated in thousands unless explicitly stated). Transaction cost of $5,480 in Acton’s historical statement of operations for the year-ended December 31, 2017 was reclassified to selling, general and administrative to conform to the Company’s historical presentation.

3. Unaudited Pro Forma Balance Sheet Adjustments (all numbers are stated in thousands unless explicitly stated):

a)             Represents an adjustment to reflect the Cash Consideration paid in connection with the ModSpace Acquisition of $1,069,474.

b)             This estimated fair value adjustment for rental equipment (currently $0) is preliminary and is subject to change based upon management’s final determination. As a result of ModSpace’s emergence from bankruptcy in March 2017 and the application of fresh start accounting, its balance sheet was adjusted to fair value at that time.

c)              Represents an adjustment to goodwill to reflect the balance that would have been recorded if the ModSpace

Acquisition had occurred on June 30, 2018. We have preliminarily allocated the purchase price to the net tangible and intangible assets based upon their estimated fair values at the closing date of the ModSpace Acquisition. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired has been recorded as goodwill at June 30, 2018.

d)             Represents the adjustments to record identified intangible assets at fair value. The fair value estimate for identifiable intangible assets in the accompanying unaudited pro forma condensed combined financial statements is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination. The fair value of identifiable intangible assets was primarily determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions used in the income approach from the perspective of a market participant include the estimated net cash flows for each year for each project or product (including net revenues, cost of product sales, selling and marketing costs and working capital/asset contributory asset charges), the discount rate that measures the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

A summary of the intangible assets recorded in connection with the ModSpace Acquisition is as follows:

Intangible Assets Acquired at Fair Value
Trade names and trademarks	$3,000
Customer list	5,000
Leasehold interest	4,096
Total FV of intangible assets	12,096
Less: NBV of intangible assets	(12,814)
Net Pro Forma Adjustment	$(718)

e)              Represents an adjustment to record non-recurring transaction costs of $37,956 incurred by us as part of the ModSpace Acquisition as follows

Total Transaction Costs	$65,032
Less: Debt cost to be amortized	(25,983)
Less: Equity issuance cost	(7,575)
Plus: ModSpace short-term incentive payout	6,482
Non-Recurring Transaction Cost	$37,956

f)               Represents the adjustments to eliminate ModSpace’s long-term debt and related accrued interest not assumed by us.

g)              The identified basis differences between the adjusted fair value based on the preliminary purchase price allocation and historic carrying value have been tax effected at the statutory tax rate of 25.8% as if the ModSpace Acquisition occurred on June 30, 2018. The estimate of deferred tax balances is preliminary and is subject to change based upon the Company’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction, including the final allocation across such legal entities and related jurisdictions.

Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore, incorporates the effects of the US Tax Cuts and Jobs Act (“2017 Tax Act”) signed into law on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.

In addition, deferred taxes associated with non-recurring items as described in note 3 (e) are included in the balance sheet at the statutory tax rates of the applicable jurisdictions.

The Company’s results for income taxes presented herein is the Company’s best estimate based on the factors described herewith. The tax results may differ from the actual tax balances and effective tax rates of the combined company and is dependent on several factors including fair value adjustments and post-combination restructuring actions. For the foregoing reasons, we have not adjusted any historic valuation allowances of the combined company in these statements which may differ from actual results.

h)             Represents an adjustment to (i) reflect the issuance of the Common Stock Consideration based on the closing price of $15.78 on August 15, 2018; (ii) reflect the issuance of the ModSpace Warrants at an exercise price equal to $15.50 per share; and (iii) eliminate ModSpace’s remaining historical stockholders’ equity, as follows:

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Non- controlling Interest	Total Stockholders’ Equity
Elimination of historical ModSpace Equity	$(292)	$(450,993)	$(422)	$(10,532)	$—	$(462,239)
Estimated non-recurring transaction costs adjusted for related tax effects	—	—	—	(29,429)	—	(29,429)
Issuance of warrants	—	39,100	—	—	—	39,100
Issuance of common stock, par value $0.0001 per share	1	101,914	—	—	—	101,915
Net assets attributable to non-controlling interest due to the issuance of equity	—	(7,573)	—	—	7,573	—
	$(291)	$(317,552)	$(422)	$(39,961)	$7,573	$(350,653)

i)                 Represents an adjustment to non-controlling interest as a result of the $139.6 million of proceeds from the Equity Offering being contributed to the Company’s less than wholly owned subsidiary, Williams Scotsman Holdings Corp. (“WS Holdings”). The non-controlling interest is reduced from 10% to approximately 9.0%.

j)                Reflects proceeds from the issuance of $300,000 of Secured Notes, $200,000 of Unsecured Notes and total borrowings of $841,125 under the Amended ABL Facility, which represents an incremental $473,125 in proceeds. The Secured Notes Offering proceeds are net of $6,129 in deferred financing fees, which will be amortized and recorded as interest expense based on the effective interest method over the life of the loan. The deferred financing cost related to the ABL Facility of $18,768 are capitalized and amortized as interest expense over the loan term on a straight line basis. The Unsecured Financing proceeds are net of $1,086 in deferred financing fees, which will be amortized and recorded as interest expense based on the effective interest method over the life of the loan.

Secured Notes Offering	$300,000
Amended ABL Facility	841,125
Unsecured Financing	200,000
Less: Secured Notes Offering Fees	(6,129)
Less: Amended ABL Financing Fees	(18,768)
Less: Unsecured Financing Fees	(1,086)
Less: ABL Facility Borrowings	(368,000)
Total Debt Financing Adjustment	$947,142

k)             Represents the issuance of 9,200,000 shares of Common Stock at $16.00.

Equity Offering	$147,200
Less: Financing fees	(7,575)
Total Equity Offering	$139,625

4. Unaudited Pro Forma Statement of Operations Adjustments:

a)             Represents the incremental amortization expense relating to the fair value purchase accounting adjustments for the Acquisition, as follows:

	Estimated Useful Life	Estimated Fair Value	Six months ended June 30, 2018	Year ended December 31, 2017
Trade names and trademarks	2 years	$3,000	$750	$1,500
Customer list	10 years	5,000	250	500
Leasehold interest	6.2 years	4,096	330	660
Less: historical amortization			(330)	(660)
Net Pro Forma Adjustment			$1,000	$2,000

b)             This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Internal Revenue Code (“Code’), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (referred to as “NOLs”) to offset future taxable income.  Tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the annual period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore incorporates effects of the US 2017 Tax Act signed on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.  Because the combined company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the US (federal and state) statutory tax rate of 25.8% since the adjustments represent future deductible or taxable temporary differences.

c)              Reflects the pro forma adjustment for the change in non-controlling interest as a result of dilution from the issuance of additional WS Holdings shares issued as referenced in note 3(i). The non-controlling interest was reduced from 10% to approximately 9.0%. In connection with the Business Combination, the non-controlling interest holder (“Sapphire”), an affiliate of the Company’s controlling stockholder, was issued (i) 8,024,419 shares of common stock WS Holdings, which shares are exchangeable for shares of the Company’s Common Stock and (ii) 8,024,419 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), representing a non-economic voting interest in the Company. Upon conversion or cancellation of any WS Holdings shares, the corresponding shares of the Company’s Class B Common Stock are automatically canceled for no consideration. Each share of common stock of WS

Holdings shall be converted upon exchange into that number of shares of the Company’s Common Stock as determined by an exchange ratio which shall be calculated based on (1) the aggregate ownership percentage of the exchanging holder of common stock of WS Holdings issued and outstanding on the date of the exercise notice and (2) the aggregate number of shares of the Company’s Common Stock issued and outstanding as of the same date.  In determining such calculation, the following factors shall be taken into account: (i) any exercise or failure to exercise preemptive rights, (ii) any stock split, dividend, recapitalization or similar change in the Company’s Common Stock or the common stock of WS Holdings, (iii) any issuance of the Company’s Common Stock in connection with an acquisition transaction or debt financing or (iv) issuance of equity in connection with certain dilutive events under the WS Holdings shareholders agreement.  In addition, the exchange ratio shall be adjusted to eliminate the dilutive effects of any release of the Company’s Common Stock from escrow pursuant to the Earnout Agreement (as defined below), the existence of any outstanding warrants, the termination of any lock-up on the warrants exercisable for the Company’s Common Stock, and the issuance of any shares of our Common Stock upon exercise of warrants.

d)             Reflects the incremental interest expense related to the Company’s debt structure after the ModSpace Acquisition, comprised of the indebtedness represented by the Secured Notes, the Unsecured Notes and the borrowings under the Amended ABL Facility, as follows:

	Six months ended June 30, 2018	Year ended December 31, 2017
Interest on incremental borrowings under the Amended ABL Facility	$10,867	$21,733
Interest on the Secured Notes	10,869	21,678
Interest on the Unsecured Notes	11,343	22,475
Amortization of deferred financing cost	4,245	8,220
Reversal of ModSpace historical interest	(15,933)	(40,412)
Net Pro Forma Adjustment	$21,391	$33,694

The pro-forma combined interest expense for the year ended December 31, 2017 and six months ended June 30, 2018 is comprised as follows:

Debt Instrument	Expense Type	Six months ended June 30, 2018	Year ended December 31, 2017
$300M @ 7.875% Secured Notes (1)	Interest Expense	$11,747	$23,821
	Bridge Take-out Fee (actual)	—	3,750
	Debt Issuance Cost Amortization	769	1,569
ABL Facility (1) (2)	Interest Expense	8,178	6,151
	Interest Expense (Acton Purchase Effected - 237M of Additional Borrowings Assumed)	—	9,248
	Debt Issuance Cost Amortization	1,631	3,263
Sale-Leaseback, Capital Lease, and Other Financing Obligations (Actuals)	Interest Expense	1,433	3,050
	Debt Issuance Cost Amortization	116	331
Amended ABL Facility (Upsize to Principal balance of $841.1 million) (2)	Interest Expense	10,867	21,733
	Debt Issuance Cost Amortization	2,346	4,692
Secured Notes Offering @ 6.875%	Interest Expense	10,869	21,678
	Debt Issuance Cost Amortization	556	1,053
Unsecured Financing @ 10.0%	Interest Expense	11,343	22,475
	Debt Issuance Cost Amortization	1,343	2,475
Total Non-Cash Debt Issuance Cost Amortization		6,761	13,383
Total Cash Interest Expense and Fees		54,437	111,906
Total Pro Forma Interest Expense		$61,198	$125,289

(1)         For the years ended December 31, 2017 the historical interest expense reflects one month of actual interest expense for the Secured Notes and ABL Facility as a result of the Business Combination. The pro forma adjustment for the year ended December 31, 2017 reflects an increase in interest expense as if these instruments had been outstanding for the full twelve month period. The pro forma adjustment for the six months ended June 30, 2018 represents interest expense as if the facilities were outstanding for the full six month period as there was no historical interest expense related to these instruments.

(2)         At June 30, 2018 and December 31, 2017, the weighted average interest rate for borrowings under the ABL Facility and Amended ABL Facility was 4.02% and 4.58%, respectively.

Interest on outstanding borrowings under the Amended ABL Facility are based off the London Interbank Offered Rate (LIBOR) depending upon the date of borrowing. The 4.58% per annum rate used in the above calculation represents the current interest rate WSII is paying on the $473,125 of outstanding borrowings under the ABL Facility.  A 1/8% change in interest rate to the drawn portion of the ABL Facility which is subject to a variable interest rate would increase or decrease the pro forma cash interest expense on the $841,125 of outstanding borrowings by approximately $1,051 annually and $526 for the six months ended June 30, 2018.

e)              This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma Financing Adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Provisional amounts are based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.  Because the combined pro-forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8% since the adjustments represent future deductible or taxable temporary differences.

f)               Pro forma loss per common share for the year ended December 31, 2017, and six months ended June 30, 2018 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the shares issued in the Equity Offering and for the Common Stock Consideration had been issued and outstanding on January 1, 2017.

The following table sets forth the computation of weighted average common and diluted shares outstanding:

	Six months ended June 30, 2018	Year ended December 31, 2017

Historical WillScot weighted average shares	77,814,456	19,760,189
Recapitalization as a result of the Business Combination (1)	—	52,459,585
Adjusted Weighted Average Shares as a Result of the Business Combination	77,814,456	72,219,774

Weighted average shares for the Equity Offering	9,200,000	9,200,000
Adjusted Weighted Average Shares as a Result of the Offering	87,014,456	81,419,774

Common Stock Consideration for the ModSpace Acquisition	6,458,500	6,458,500
Release of founders shares upon Qualifying Acquisition (2)	2,000,000	2,000,000
Pro Forma Weighted Average Shares Outstanding	95,472,956	89,878,274

(1)         Represents the incremental shares to reflect the weighted average shares outstanding calculation as if the Business Combination had occurred as of January 1, 2017. As the Business Combination occurred in November 2017 the historical weighted average share calculation only includes those shares for part of the year.

(2)         The ModSpace Acquisition constituted a Qualifying Acquisition as defined under the terms of the earnout agreement, by and among Double Eagle Acquisition LLC (“DEAL”) and Harry E. Sloan (together with DEAL, the “Founders”) and Sapphire, entered into at the closing of the business combination with WSII (the “Earnout Agreement”). As noted in our Current Report on Form 8-K filed on August 23, 2018, the Founders and Sapphire jointly submitted written instructions on August 21, 2018, to Continental Stock Transfer & Trust Company, as escrow agent and transfer agent of the Company (the “Escrow Agent”), to effectuate the following transactions: (i) the release of the 6,212,500 remaining shares of Common Stock held in escrow pursuant to that certain Escrow Agreement dated November 29, 2017 (“Escrow Agreement”) by and among the Founders, Sapphire, the Company, and the Escrow Agent; (ii) the release from lock-up of the warrants to purchase shares of Common Stock held by the Founders and subject to lock-up pursuant to the Earnout Agreement; and (iii) transfer to Sapphire by the Founders of one-third of the warrants released from lock-up, with the remainder retained by the Founders. As a result, all shares of Common Stock and warrants to purchase Common Stock subject to the Escrow Agreement have been released from escrow, and the Escrow Agreement and Earnout Agreement have been terminated.

The unaudited pro forma condensed combined statement of operations and pro forma combined balance sheet do not give effect to the elimination of non-recurring reorganization gains, synergies as a result of restructuring, losses, or expenses incurred in connection with ModSpace’s exit from bankruptcy in March 2017. In addition, included within the Company’s historical statement of operations for the year ended December 31, 2017 are the following costs; (i) $15,112 from related to corporate and other segment; (ii) $60,743 in goodwill impairment; (iii) $23,881 in transaction fees; (iv) $9,382 in Algeco long-term incentive plans; (v) currency gains of $12,878; (vi) restructuring costs of $2,196; and (vii) other expense of $2,515.

5. Business Combination:

a)             Represents the elimination of foreign currency translation loss related to the historical related party debt of the Company that was settled as part of the Business Combination for the year ended December 31, 2017.

b)             Represents the elimination of the historical interest income and expense associated with related party debt instruments that were settled as part of the Business Combination, and an adjustment to reflect interest expense on (i) the $300 million of Senior Secured Notes placed on the date of the Business Combination and (ii) the ABL Facility as if such instruments were outstanding beginning January 1, 2017.

c)              This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Because the combined pro-forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8%.

6. Acquisition of Acton Mobile:

On December 20, 2017, we consummated the Acton Acquisition, pursuant to which we acquired 100% of the issued and outstanding ownership interests of Acton for a cash purchase price of $237.1 million, subject to certain adjustments. Acton owns all of the issued and outstanding membership interests of New Acton Mobile Industries, which provided modular space and portable storage rental services across the US. We funded the Acton Acquisition with cash on hand and borrowings under the ABL Facility. The historical Acton operations have been reflected in a separate column for the period from January 1, 2017 to December 20, 2017 (i.e. the period for which Acton had not been included in the Company’s historical financial results) in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017. The assets and liabilities of Acton have been reflected in the Company’s consolidated balance sheet as of December 20, 2017, as such, no adjustment is required to the pro forma balance sheet as of June 30, 2018. For a description of the Acton Acquisition, see note 2 of the Company’s consolidated financial statements for the year ended December 31, 2017 included in the Company’s 2017 10-K.

a)             Represents an adjustment to depreciation expense of $5,664 as a result of a step up in fair value for rental equipment for the period from January 1, 2017 to December 20, 2017, respectively.

b)             Represents the elimination of $5,480 of non-recurring transaction costs incurred by Acton as part of the Acton Acquisition for the period from January 1, 2017 to December 20, 2017, respectively.

c)              Represents an adjustment of $70 to the selling, general and administrative expense as a result of a step-up in fair value of the leases acquired for the year ended December 31, 2017.

d)             Represents the incremental depreciation and amortization expense of $708 and $(334), respectively relating to the fair value of intangible assets and other property, plant and equipment acquired in the Acton Acquisition for the period from January 1, 2017 to December 20, 2017.

e)              Represents the incremental interest expense of approximately $4,199 related to the incremental indebtedness of $237 million incurred for the Acton Acquisition for the period from January 1, 2017 to December 20, 2017. The weighted average interest rate of the borrowings was 4.35%.

f)               This adjustment reflects the income tax expense/benefit effects of the unaudited pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Acton was a partnership for which no income tax expense was recorded in its historical statement of operations. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the ModSpace Acquisition. Further, following the completion of the ModSpace Acquisition, the Company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore incorporates effects of the US 2017 Tax Act signed on December 22, 2017. Provisional amounts are based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.  Because the combined pro-

forma company will be in tax loss position in 2017, all pro-forma adjustments for US tax effects are at the federal and state US statutory tax rate of 25.8 percent since the adjustments represent future deductible or taxable temporary differences.